EX-23.1
       CONSENT OF SQUAR, MILNER, REEHL & WILLIAMSON, LLP

       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
5G Wireless Communications, Inc.

We hereby consent to the incorporation by reference into this Registration Statement on Form SB-2 of 5G Wireless Communications, Inc. of our report dated March 13, 2006, relating to the consolidated balance sheets of 5G Wireless Communications, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period then ended, included in this Company's Annual Report on Form 10-K, and to all references to our firm included in the Registration Statement.


/s/  Squar, Milner, Reehl & Williamson, LLP
Newport Beach, California
July 27, 2006